SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 2

                                   MADECO S.A.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    556304103
                                 (CUSIP Number)

                                   March 2004
                                   April 2000
                                  December 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_| Rule 13d-1(b)
    |_| Rule 13d-1(c)
    |X| Rule 13d-1(d)

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 2 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Abaroa
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,010
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,010
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,243,339 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 3 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guillermo Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 4 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicolas Luksic Puga
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           110
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         110
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,439 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 5 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 6 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 7 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 8 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           18,286
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,286
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,258,615 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 9 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 10 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Davor Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 11 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Max Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 12 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dax Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (IN)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 13 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Salta S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 14 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Quinenco S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,275,240,329
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,275,240,329
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,275,240,329 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     51.2% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (CO)
--------------------------------------------------------------------------------

-------------------                                     ------------------------
CUSIP No. 556304103                                     Page 15 of 15 Pages
-------------------                                     ------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Rio Grande S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          287,359,836
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            287,359,836
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,359,836 (individually)
     2,275,240,329 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.5% (individually)
     51.2% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (HC)
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

            Madeco S.A.

Item 1(b). Address of Issuer's Principal Executive Offices:

            Ureta Cox 930, Santiago, Chile

Item 2(a). Name of Persons Filing:

      This statement is being filed by Andronico Luksic Abaroa, Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer, Inversiones Salta S.A., Quinenco S.A. and Inversiones Rio Grande S.A.

Item 2(b). Address of Principal Business Office or, if None, Residence:

            The address of the principal business office (or, if none, the residence) of each person filing this Schedule is as follows:

            Andronico Luksic Abaroa resides in Chile and has his principal business address at Ahumada 11, 10th Floor, Santiago, Chile;

            Guillermo Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

            Nicolas Luksic Puga resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Republic of Chile;

            Inmobiliaria e Inversiones Rio Claro S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

            Andronico Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

            Patricia Lederer Tcherniak resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

            Inversiones Consolidadas S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

            Andronico Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

            Davor Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

            Max Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

            Dax Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

            Inversiones Salta S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

            Quinenco S.A. is located at Enrique Foster Sur 20, 14th Floor, Las Condes, Santiago, Chile; and

            Inversiones Rio Grande S.A. is located at Enrique Foster Sur 20, 14th Floor, Las Condes, Santiago, Chile.

Item 2(c). Citizenship:

            See item 4 on Page 2
            See item 4 on Page 3
            See item 4 on Page 4
            See item 4 on Page 5
            See item 4 on Page 6
            See item 4 on Page 7
            See item 4 on Page 8
            See item 4 on Page 9
            See item 4 on Page 10
            See item 4 on Page 11
            See item 4 on Page 12
            See item 4 on Page 13
            See item 4 on Page 14
            See item 4 on Page 15

Item 2(d). Title of Class of Securities:

            Common Shares.

Item 2(e). CUSIP Number:

            556304103

Item 3. Not applicable.

Item 4. Ownership

            (a)   Amount beneficially owned:

                  See item 9 on Page 2
                  See item 9 on Page 3
                  See item 9 on Page 4
                  See item 9 on Page 5
                  See item 9 on Page 6
                  See item 9 on Page 7
                  See item 9 on Page 8
                  See item 9 on Page 9
                  See item 9 on Page 10
                  See item 9 on Page 11
                  See item 9 on Page 12
                  See item 9 on Page 13
                  See item 9 on Page 14
                  See item 9 on Page 15

            (b)   Percent of class:

                  See item 11 on Page 2
                  See item 11 on Page 3
                  See item 11 on Page 4
                  See item 11 on Page 5
                  See item 11 on Page 6
                  See item 11 on Page 7
                  See item 11 on Page 8
                  See item 11 on Page 9
                  See item 11 on Page 10
                  See item 11 on Page 11
                  See item 11 on Page 12
                  See item 11 on Page 13
                  See item 11 on Page 14
                  See item 11 on Page 15
                  See item 11 on Page 16

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See item 5 on Page 2
                        See item 5 on Page 4

                        See item 5 on Page 8

                  (ii)  Shared power to vote or to direct the vote:

                        See item 6 on Page 2
                        See item 6 on Page 3
                        See item 6 on Page 4
                        See item 6 on Page 5
                        See item 6 on Page 6
                        See item 6 on Page 7
                        See item 6 on Page 8
                        See item 6 on Page 9
                        See item 6 on Page 10
                        See item 6 on Page 11
                        See item 6 on Page 12
                        See item 6 on Page 13
                        See item 6 on Page 14
                        See item 6 on Page 15

                  (iii) Sole power to dispose or to direct the disposition of:

                        See item 7 on Page 2
                        See item 7 on Page 4
                        See item 7 on Page 8

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See item 8 on Page 2
                        See item 8 on Page 3
                        See item 8 on Page 4
                        See item 8 on Page 5
                        See item 8 on Page 6
                        See item 8 on Page 7
                        See item 8 on Page 8
                        See item 8 on Page 9
                        See item 8 on Page 10
                        See item 8 on Page 11
                        See item 8 on Page 12
                        See item 8 on Page 13
                        See item 8 on Page 14
                        See item 8 on Page 15

Item 5. Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            See Exhibit B.

Item 8. Identification and Classification of Members of the Group.

            See Exhibit C.

Item 9. Notice of Dissolution of Group.

            Not applicable.

Item 10. Certifications.

            Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 19, 2005

Andronico Luksic Abaroa

By:  /s/ Andronico Luksic Abaroa
    --------------------------------
    Name: Andronico Luksic Abaroa


Quinenco S.A.
Inversiones Rio Grande S.A.

By:  /s/ Luis Fernando Antunez
    --------------------------------
    Name:  Luis Fernando Antunez
    Title: Attorney-In-Fact

Guillermo Luksic Craig
Nicolas Luksic Puga
Immobiliaria e Inversiones Rio Claro S.A.

By:  /s/ Mario Garrido Taraba
    --------------------------------
    Name:  Mario Garrido Taraba
    Title: Attorney-In-Fact


Andronico Luksic Craig
Patricia Lederer Tcherniak
Inversiones Consolidadas S.A.
Andronico Luksic Lederer
Davor Luksic Lederer
Max Luksic Lederer
Dax Luksic Lederer
Inversiones Salta S.A.

By:  /s/ Rodrigo Terre Fontbona
    --------------------------------
    Name:  Rodrigo Terre Fontbona
    Title: Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit      Description                                                                       Page
-------      -----------                                                                       ----
Exhibit A    1.   Joint Filing Agreement of Quinenco S.A. and Inversiones Rio Grande S.A.
                  (together with powers of attorney)........................................   24

             2.   Joint Filing Agreement of Guillermo Luksic Craig, Nicolas Luksic Puga and
                  Inmobiliaria e Inversiones Rio Claro S.A. (together with powers of
                  attorney).................................................................   24

             3.   Joint Filing Agreement of Andronico Luksic Craig, Patricia Lederer
                  Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor
                  Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and Inversiones
                  Salta S.A. (together with powers of attorney).............................   24

Exhibit B    Entities Owned by Mr. Andronico Luksic Abaroa..................................   40
Exhibit C    Identification of Members of a Group...........................................   41